Exhibit 99.1

NEWS RELEASE

Contact:
Alliance Data
Tiffany Louder – Investor Relations
Alliance Data
214.494.3048
tiffany.louder@alliancedata.com

Steve Calk
FTI Consulting
212-850-5611
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214.494.3811
Shelley.whiddon@alliancedata.com
Epsilon Jessica Nable – Media 917- 270-3293 jessica.nable@epsilon.com

EPSILON NAMED AGENCY OF RECORD BY DEL MONTE FOODS

Epsilon Signs New Agreement to Lead Integrated, Data-Driven National Marketing
Efforts; Develop Comprehensive Creative Brand Campaign

PLANO, TX – July 26, 2016 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced that it has been named agency of record for Del Monte Foods, one of the nation's largest producers, distributors and marketers of premium quality, branded food products, following a five-month competitive review process. Epsilon's Chicago-based team will spearhead marketing across traditional, digital and retail channels to increase product sales and drive operational efficiency for Del Monte brands including Del Monte® and College Inn®.

Founded in 1886, Del Monte Foods' brands consistently hold majority or second place market share in fruit, vegetables, tomato and broth categories, collectively representing approximately $1.7 billion in annual sales. Privately-owned, the company is headquartered in Walnut Creek, California.

Under the terms of the new agreement, Epsilon will develop an overarching multi-channel creative campaign and communications plan, which will be extended across College Inn® products, Del Monte® plastic Fruit Cup® products and Del Monte® vegetable products. Epsilon will also oversee traditional advertising, shopper marketing and digital marketing.

"At Del Monte Foods, we are committed to delivering category-leading innovation and integrated marketing plans. Our deep understanding of consumer and shopper needs, married with Epsilon's unique ability to oversee strategy, creative, insights and execution will enable us to drive strong relationships with customers through high-quality marketing communications," said Jen Reiner, Senior Director, Marketing Activation & Shopper Marketing at Del Monte. "The competitive review process proved Epsilon and their agency leadership to be highly innovative, focused on driving positive outcomes for our business through a unique understanding of the consumer and personalized marketing execution."

"Today's complex consumer-driven economy demands enterprise-level integration across all parts of the business, especially marketing communications," said Andy Frawley, chief executive officer at Epsilon. "We're excited to work closely with Del Monte Foods to develop a strategic and creative approach by leveraging insights that will drive strong consumer engagement across all touch points."

About Del Monte Foods
Del Monte Foods is one of the country's largest and most well-known producers, distributors and marketers of premium quality, branded food products for the U.S. retail market, generating approximately $1.7 billion in net sales in fiscal 2015. With a powerful portfolio of brands, Del Monte products are found in six out of ten U.S. households. Brands include Del Monte®, Contadina®, S&W®, College Inn® and other brand names. The Company also produces and distributes private label food products. For more information on Del Monte Foods, visit the Company's website at www.delmontefoods.com.

About Epsilon
Epsilon is a global leader in creating connections between people and brands. An all-encompassing global marketing company, we harness the power of rich data, groundbreaking technologies, engaging creative and transformative ideas to get the results our clients require. Recognized by Ad Age as the #1 World's Largest CRM/Direct Marketing Network, #1 Largest U.S. Agency from All Disciplines and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 7,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com, follow us on Twitter @EpsilonMktg or call 1.800.309.0505.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.
Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
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Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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